Exhibit 99.1

Baker Hughes Announces First-Quarter 2026 Results
First-quarter highlights
•Orders of $8.2 billion, including $4.9 billion of IET orders.
•RPO of $36.1 billion, including record IET RPO of $33.1 billion.
•Revenue of $6.6 billion, up 2% year-over-year.
•Attributable net income of $930 million.
•GAAP diluted EPS of $0.93 and adjusted diluted EPS* of $0.58.
•Adjusted EBITDA* of $1,158 million, up 12% year-over-year.
•Cash flows from operating activities of $500 million and free cash flow* of $210 million.
HOUSTON & LONDON (April 23, 2026) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the first quarter of 2026.
"Our exceptional first-quarter performance highlights the strength of our portfolio and the momentum we are building as we progress through Horizon 2(1). Despite significant disruptions in the Middle East, our teams executed at a high level and delivered results that exceeded our guidance range. Although we recognize this achievement, we continue to prioritize the safety and wellbeing of our employees and their families in the region," said Lorenzo Simonelli, Baker Hughes Chairman and Chief Executive Officer.
"In IET, we delivered another outstanding quarter, with record orders of $4.9 billion, marking the third consecutive quarter above $4 billion. This performance reflects the diversity and versatility of the IET portfolio and the growing strength across energy infrastructure, as highlighted by $1.4 billion in Power Systems orders and further progress in LNG, gas infrastructure and CCS. IET also reported a book-to-bill of 1.5x for the quarter, resulting in record backlog of $33.1 billion."
"The Baker Hughes Business System is strengthening our operating results, supporting disciplined execution, and positioning us for continued growth, higher margins, and stronger free cash flow. Both OFSE and IET delivered strong results amid Middle East disruptions, underscoring the versatility and durability of the portfolios."
"We also continue to advance our portfolio management strategy, including the recently announced divestiture of Waygate Technologies, which combined with the two transactions that closed in the quarter, is expected to generate gross proceeds of approximately $3 billion in 2026, further strengthening our balance sheet."
"Looking ahead, our outlook for the business fundamentals remains unchanged, excluding the ongoing impacts in the Middle East. While the conflict presents near-term challenges, it is further reinforcing energy security as a priority, which is expected to support structural growth in upstream and global energy infrastructure spending. Ultimately, we remain confident in our strategy and our ability to deliver long-term value for shareholders," concluded Simonelli.
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
(1) Horizon 2 represents 2026-2028.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year-over-year
Orders	$8,159	$7,886	$6,459	3%	26%
Revenue	6,587	7,386	6,427	(11%)	2%
Net income attributable to Baker Hughes	930	876	402	6%	F
Adjusted net income attributable to Baker Hughes*	573	772	509	(26%)	12%
Adjusted EBITDA*	1,158	1,337	1,037	(13%)	12%
Diluted earnings per share (EPS)	0.93	0.88	0.40	6%	F
Adjusted diluted EPS*	0.58	0.78	0.51	(26%)	13%
Cash flow from operating activities	500	1,662	709	(70%)	(29%)
Free cash flow*	210	1,341	454	(84%)	(54%)
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
"F" is used in the above table when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
Quarter Highlights
Executing our portfolio management strategy
•Closed the previously announced joint venture with a subsidiary of Cactus, Inc., in which Baker Hughes contributed its surface pressure control product line, strengthening the Company's balance sheet and liquidity with $344.5 million of proceeds before customary closing adjustments, while retaining a 35% ownership stake.
•Completed the previously announced sale of the Precision Sensors & Instrumentation (PSI) product line to Crane Company, with proceeds of $1.15 billion before customary closing adjustments.
•The Baker Hughes minority-owned drilling equipment company, HMH, completed its IPO in April 2026, raising approximately $200 million.
•In April, announced sale of Waygate Technologies business to Hexagon in an all-cash transaction for approximately $1.45 billion, before customary closing adjustments.
Key awards and technology achievements
Leveraging enterprise-wide capabilities
•Entered into a strategic collaboration with XGS Energy and received an initial engineering award to advance its planned 150-megawatt geothermal project in New Mexico. The companies will initially partner on the subsurface exploration and the integrated surface engineering phases to derisk operations and establish a strong technical foundation for the utility-scale deployment of XGS’s geothermal technology. The project will support the delivery of clean, baseload power to the Public Service Company of New Mexico’s grid in support of Meta’s data center operations.
Industrial & Energy Technology
Industrial & Energy Technology (“IET”) secured important awards and agreements across diverse end markets and capabilities.
•Converted a fourth-quarter 2025 slot reservation agreement to a major integrated solution award for a critical infrastructure project in North America. The scope includes engineering services, 60 NovaLT™ gas turbines, and 60 BRUSH™ Power Generation electric generators, as well as gears

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
technology and long-term support services. Once delivered, the solutions will provide up to 1 gigawatt (GW) of reliable, efficient power.
•Following an initial contract in the fourth quarter of 2025, Baker Hughes received a second contract for engineering and design to integrate its technology into Hydrostor’s advanced compressed air energy storage system in the U.S. This award is part of a previously announced collaboration that includes up to 1.4 GW of potential Baker Hughes equipment orders for Hydrostor’s flagship projects in the U.S. and Australia.
•Secured an order from Hitachi Energy to supply synchronous condenser systems for grid stability in Australia. The scope includes the design, manufacturing, installation and commissioning of four synchronous condensers, delivering system reliability and resiliency as critical grids become more reliant on intermittent power.
•Received an award from Boom Supersonic for electric generators that will deliver 1.21 gigawatts of highly efficient and reliable power generation capacity for an advanced artificial intelligence (“AI”) data center. The award includes 25 BRUSH™ Power Generation generators, along with Automatic Voltage Regulators (AVRs) and cubicles, to be paired with Boom’s gas turbines.
•Announced a collaboration with Google Cloud to develop advanced AI-enabled power optimization and sustainability solutions for the global data center sector. The companies will work together to unlock greater value from underutilized industrial and operational data across data center environments using Google Cloud’s AI and data analytics services. By combining Baker Hughes’ deep domain expertise in turbomachinery and power systems performance with Google Cloud’s AI and data analytics services, the collaboration aims to provide enterprise-scale solutions that enhance efficiency, improve reliability, and reduce the cognitive load of data center operators in managing multiple power generation sources.
•Baker Hughes will supply gas compression units to San Matias Pipeline S.A. in Argentina, supporting natural gas transportation from Vaca Muerta to the Gulf of San Matias. The order includes three NovaLT™16 gas turbines paired with three centrifugal compressors, iCenter™ remote monitoring and diagnostic digital services, commissioning, and associated spare parts. The award represents the first NovaLT™ technology deployment in South America.
•Received a major LNG equipment award for the main refrigerant compressor train and power generation packages across two LNG "mega trains" from QatarEnergy LNG for the North Field West project. The award includes six Frame 9 gas turbines and 12 centrifugal compressors, as well as integrated power solutions utilizing three Frame 6 gas turbines and three BRUSH™ Power Generation generators.
•Signed an agreement with ST LNG under which Baker Hughes will supply critical gas compression, power generation equipment, and project development support for the customer’s proposed 8.4 million tonnes per annum (MTPA) liquefied natural gas (LNG) export terminal offshore of Matagorda, Texas.
•Awarded a significant contract to supply key compression and pumping technologies for a QatarEnergy LNG large‑scale carbon capture and transport facility. The order includes six centrifugal compressor trains driven by variable speed electric motors, designed to capture and transport up to 4.1 million tons of CO₂ annually.
•Won a significant order to supply an advanced electric motor‑driven centrifugal compression solution, supporting offshore operations in the Middle East. The scope includes gas injection, wet gas booster and dry gas compression solutions, designed for complex operations with high‑power requirements and demanding operating conditions.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
•Secured a substantial five-year aftermarket services award from Petrobras to support critical turbomachinery across Brazil’s offshore operations and a large refinery. The contract covers maintenance, repair and engineering advisory services for up to 64 aeroderivative gas turbines across approximately 19 FPSOs.
•Secured several Industrial Solutions contracts, deploying Cordant™ Asset Health solutions to enhance the reliability of key equipment at an NOC’s LNG pre-conditioning facility, as well as at Basin Electric Power Cooperative’s Bison Generation station, a nearly 1.5 GW combined cycle power plant in the United States.
Oilfield Services & Equipment
Oilfield Services & Equipment (“OFSE”) secured strategic orders and agreements across key product lines and geographies.
•Signed a major contract, following open tender, with Petrobras to provide 91 km of flexible pipe systems to support production in Brazil’s pre-salt and post-salt fields. The multiyear agreement includes risers and flowlines for oil and gas production and gas injection, along with associated storage, maintenance and installation services with delivery expected to begin in early 2027.
•Signed a major contract extension with Petrobras to provide integrated workover plug & abandonment (“P&A”) solutions for one of the world’s largest offshore P&A projects.
•Signed a significant 3-year contract to provide well construction technology for YPF Argentina to support the Vaca Muerta unconventional shale development in the country. YPF will utilize the Lucida RSS technology along with PermaFORCE drill bits to support efficiently drilling longer and deeper wells in a single run.
•Signed a substantial multiyear agreement with Marathon Petroleum to become the preferred provider for hydrocarbon treatment products and services at 12 refineries and two renewable fuels facilities across North America.
•Awarded a contract to provide subsea production systems, including deepwater horizontal tree systems, manifolds, subsea distribution infrastructure, and subsea and topside control units, in the Black Sea for five wells for Turkish Petroleum, helping to secure natural gas supply for Türkiye.
•Gulf Energy E&P BV-Kenya awarded Baker Hughes a significant Integrated Solutions project to drill and complete 43 wells in the South Lokichar basin, marking the Company’s first fully integrated project in Sub-Saharan Africa. The scope includes well construction, artificial lift services, completions, intervention and measurement.
Consolidated Financial Results
Revenue for the quarter was $6,587 million, a decrease of $799 million, or 11% sequentially, and up $160 million, or 2% year-over-year. The increase in revenue year-over-year was driven by an increase in IET, partially offset by a decrease in OFSE.
The Company's total book-to-bill ratio in the first quarter of 2026 was 1.2; the IET book-to-bill ratio was 1.5.
Net income, as determined in accordance with generally accepted accounting principles in the United States ("GAAP") for the first quarter of 2026, was $930 million. Net income increased $55 million, or 6% sequentially, and increased $528 million, or 131% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
Adjusted net income (a non-GAAP financial measure) for the first quarter of 2026 was $573 million, which excludes adjustments totaling $357 million. A list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted net income for the first quarter of 2026 was down $200 million, or 26% sequentially, and up $63 million, or 12% year-over-year.
Depreciation and amortization for the first quarter of 2026 was $354 million.
Adjusted EBITDA (a non-GAAP financial measure) for the first quarter of 2026 was $1,158 million, which excludes adjustments totaling $556 million. See Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the first quarter was down $179 million, or 13% sequentially, and up $121 million, or 12% year-over-year.

The sequential decrease in adjusted net income and Adjusted EBITDA was primarily driven by lower volume, the PSI and Surface Pressure Control (SPC) dispositions, and change in business mix, partially offset by productivity and cost-out initiatives.

The year-over-year increase in adjusted net income and Adjusted EBITDA was primarily driven by productivity, cost-out initiatives, FX, and price, partially offset by inflation, lower volume, change in business mix, and the PSI and SPC dispositions.
Other Financial Items
Remaining Performance Obligations ("RPO") in the first quarter of 2026 ended at $36.1 billion, an increase of $0.2 billion from the fourth quarter of 2025. OFSE RPO was $3.0 billion, down $0.5 billion sequentially, while IET RPO was $33.1 billion, up $0.7 billion sequentially. Within IET RPO, Gas Technology Equipment and Gas Technology Services were $11.6 billion and $16.0 billion, respectively.
Income tax expense in the first quarter of 2026 was $336 million.
Other (income) expense, net in the first quarter of 2026 was $(588) million, primarily related to $721 million gain on business dispositions, a net loss of $50 million from the change in fair value of equity securities, and transaction related costs of $28 million incurred in connection with business disposals and acquisitions.
GAAP diluted earnings per share was $0.93 for the first quarter of 2026. Adjusted diluted earnings per share (a non-GAAP financial measure) was $0.58. Excluded from adjusted diluted earnings per share were all items listed in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $500 million for the first quarter of 2026. Free cash flow (a non-GAAP financial measure) for the quarter was $210 million. A reconciliation from GAAP has been provided in Table 1c in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $290 million for the first quarter of 2026, of which $177 million was for OFSE and $100 million was for IET.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year-over-year
Orders	$3,272	$3,862	$3,281	(15%)	—%
Revenue	$3,237	$3,572	$3,499	(9%)	(7%)
EBITDA	$565	$647	$623	(13%)	(9%)
EBITDA margin	17.4%	18.1%	17.8%	-0.7pts	-0.4pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year-over-year
Well Construction	$843	$880	$892	(4%)	(5%)
Completions, Intervention, and Measurements	883	944	925	(6%)	(5%)
Production Solutions	898	973	899	(8%)	—%
Subsea & Surface Pressure Systems	613	775	782	(21%)	(22%)
Total Revenue	$3,237	$3,572	$3,499	(9%)	(7%)

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year-over-year
North America	$927	$943	$922	(2%)	1%
Latin America	600	613	568	(2%)	6%
Europe/CIS/Sub-Saharan Africa	558	624	580	(10%)	(4%)
Middle East/Asia	1,152	1,392	1,429	(17%)	(19%)
Total Revenue	$3,237	$3,572	$3,499	(9%)	(7%)

North America	$927	$943	$922	(2%)	1%
International	$2,310	$2,629	$2,577	(12%)	(10%)
EBITDA excludes depreciation and amortization of $278 million, $252 million, and $226 million for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively. EBITDA margin is defined as EBITDA divided by revenue.
"F" is used in the above table when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
OFSE orders of $3,272 million for the first quarter of 2026 decreased by $(591) million, or 15% sequentially. Subsea and Surface Pressure Systems orders were $650 million, down $(417) million, or 39% sequentially, and up $118 million, or 22% year-over-year.
OFSE revenue of $3,237 million for the first quarter of 2026 was down $336 million, or 9% sequentially, and down $262 million, or 7% year-over-year. Both the sequential and year-on-year declines were primarily driven by the SPC disposition and disruptions in the Middle East.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
North America revenue was $927 million, down $17 million, or 2% sequentially. International revenue was $2,310 million, down $319 million, or 12% sequentially, with a decrease in Middle East/Asia, Europe/CIS/Sub-Saharan Africa, and Latin America.
Segment EBITDA for the first quarter of 2026 was $565 million, a decrease of $82 million, or 13% sequentially. The sequential decrease in EBITDA was a result of lower volume, change in mix, and the SPC disposition, partially offset by overall productivity.
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year-over-year
Orders	$4,887	$4,024	$3,178	21%	54%
Revenue	$3,350	$3,814	$2,928	(12%)	14%
EBITDA	$678	$761	$501	(11%)	35%
EBITDA margin	20.2%	20.0%	17.1%	0.3pts	3.1pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year-over-year
Gas Technology Equipment	$1,824	$1,785	$1,335	2%	37%
Gas Technology Services	973	974	913	—%	7%
Total Gas Technology	2,797	2,759	2,248	1%	24%
Industrial Products	604	603	501	—%	21%
Industrial Solutions	229	352	281	(35%)	(19%)
Total Industrial Technology	833	955	782	(13%)	7%
Climate Technology Solutions	1,257	310	148	F	F
Total Orders	$4,887	$4,024	$3,178	21%	54%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year-over-year
Gas Technology Equipment	$1,665	$1,852	$1,456	(10%)	14%
Gas Technology Services	791	881	592	(10%)	34%
Total Gas Technology	2,456	2,733	2,047	(10%)	20%
Industrial Products	491	547	445	(10%)	10%
Industrial Solutions	185	304	258	(39%)	(28%)
Total Industrial Technology	676	851	703	(21%)	(4%)
Climate Technology Solutions	218	229	178	(4%)	23%
Total Revenue	$3,350	$3,814	$2,928	(12%)	14%
EBITDA excludes depreciation and amortization of $69 million, $69 million, and $53 million for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively. EBITDA margin is defined as EBITDA divided by revenue.
"F" is used in the above table when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
IET orders of $4,887 million for the first quarter of 2026 increased by $1,709 million, or 54% year-over-year. The increase was driven by continued strength in Gas Technology Equipment and Climate Technology Solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
IET revenue of $3,350 million for the first quarter of 2026 increased $422 million, or 14% year-over-year. The increase was driven by Gas Technology Equipment, up $210 million, or 14% year-over-year, and Gas Technology Services, up $199 million, or 34% year-over-year, partially offset by Industrial Solutions down $73 million, or 28% year-over-year driven by the PSI disposition.
Segment EBITDA for the quarter was $678 million, an increase of $177 million, or 35% year-over-year. The year-over-year increase in segment EBITDA was driven by FX, price, higher volume, and productivity, partially offset by inflation.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.
Table 1a. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted EBITDA and Segment EBITDA

	Three Months Ended
(in millions)	March 31, 2026	December 31, 2025	March 31, 2025
Net income attributable to Baker Hughes (GAAP)	$930	$876	$402
Net income attributable to noncontrolling interests	8	11	7
Provision for income taxes	336	(359)	152
Interest expense, net	86	61	51
Depreciation & amortization	354	323	285
Restructuring	37	215	—
Inventory impairment	2	22	—
Gain on business dispositions (1)	(721)	—	—
Change in fair value of equity securities (1)	50	74	140
Transaction related costs (1)	28	49	—
Other charges and credits (1)	48	65	—
Adjusted EBITDA (non-GAAP)	1,158	1,337	1,037
Corporate costs	74	79	85
Other (income) / expense not allocated to segments	11	(8)	1
Total Segment EBITDA (non-GAAP)	$1,243	$1,408	$1,124
OFSE	565	647	623
IET	678	761	501
(1)The gain on business dispositions, change in fair value of equity securities, transaction related costs, and other charges and credits are reported in "Other (income) expense, net" on the condensed consolidated statements of income (loss).
Table 1a reconciles net income attributable to Baker Hughes, which is the most directly comparable financial result determined in accordance with GAAP, to adjusted EBITDA and Segment EBITDA. Adjusted EBITDA and Segment EBITDA exclude the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
Table 1b. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	March 31, 2026	December 31, 2025	March 31, 2025
Net income attributable to Baker Hughes (GAAP)	$930	$876	$402
Restructuring	37	215	—
Inventory impairment	2	22	—
Gain on business dispositions	(721)	—	—
Change in fair value of equity securities	50	74	140
Transaction related costs (1)	72	63	—
Other adjustments	48	63	—
Tax adjustments (2)	155	(541)	(32)
Total adjustments, net of income tax	(357)	(104)	108
Less: adjustments attributable to noncontrolling interests	—	—	—
Adjustments attributable to Baker Hughes	(357)	(104)	108
Adjusted net income attributable to Baker Hughes (non-GAAP)	$573	$772	$509

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	996	994	999
Earnings per share - diluted (GAAP)	$0.93	$0.88	$0.40
Total adjustments per share, net of income tax	(0.35)	(0.10)	0.11
Adjusted earnings per share - diluted (non-GAAP)	$0.58	$0.78	$0.51
(1)For the periods ending March 31, 2026 and December 31, 2025, transaction related costs include $43 million and $14 million, respectively, of interest expense fees related to the Bridge Facility.
(2)All periods reflect the tax associated with the other (income) loss adjustments. The period ending March 31, 2026 includes $191 million related to the tax impact on the gain on disposition, representing the utilization of tax assets recorded in the fourth quarter of 2025.
Table 1b reconciles net income attributable to Baker Hughes, which is the most directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes. Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1c. Reconciliation of Net Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2026	December 31, 2025	March 31, 2025
Net cash flows from operating activities (GAAP)	$500	$1,662	$709
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(290)	(321)	(255)
Free cash flow (non-GAAP)	$210	$1,341	$454
Table 1c reconciles net cash flows from operating activities, which is the most directly comparable financial result determined in accordance with GAAP, to free cash flow. Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results

Financial Tables (GAAP)
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2026	2025
Revenue	$6,587	$6,427
Costs and expenses:
Cost of revenue	5,083	4,952
Selling, general and administrative	562	577
Research and development costs	133	146
Restructuring	37	—
Other (income) expense, net	(588)	140
Interest expense, net	86	51
Income before income taxes	1,274	561
Provision for income taxes	(336)	(152)
Net income	938	409
Less: Net income attributable to noncontrolling interests	8	7
Net income attributable to Baker Hughes Company	$930	$402

Per share amounts:
Basic income per Class A common stock	$0.94	$0.41
Diluted income per Class A common stock	$0.93	$0.40

Weighted average shares:
Class A basic	990	992
Class A diluted	996	999

Cash dividend per Class A common stock	$0.23	$0.23

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$14,764	$3,715
Current receivables, net	6,696	6,641
Inventories, net	4,868	4,954
All other current assets	2,263	3,518
Total current assets	28,591	18,828
Property, plant and equipment, less accumulated depreciation	5,540	5,326
Goodwill	6,032	6,068
Other intangible assets, net	4,073	4,097
Contract and other deferred assets	1,747	1,620
All other assets	4,913	4,942
Total assets	$50,896	$40,881
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,257	$4,579
Short-term debt	753	689
Progress collections and deferred income	5,999	5,904
All other current liabilities	2,404	2,705
Total current liabilities	13,413	13,877
Long-term debt	15,411	5,398
Liabilities for pensions and other postretirement benefits	1,041	1,066
All other liabilities	1,541	1,530
Equity	19,490	19,010
Total liabilities and equity	$50,896	$40,881

Outstanding Baker Hughes Company shares:
Class A common stock	992	987

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2026	2025
Cash flows from operating activities:
Net income	$938	$409
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	354	285
Stock-based compensation cost	45	50
Change in fair value of equity securities	50	140
Gain on business dispositions	(721)	—
(Benefit) provision for deferred income taxes	224	(53)
Working capital	(173)	218
Other operating items, net	(217)	(340)
Net cash flows provided by operating activities	500	709
Cash flows from investing activities:
Expenditures for capital assets	(336)	(300)
Proceeds from disposal of assets	46	45
Proceeds from business dispositions	1,381	—
Other investing items, net	(53)	(55)
Net cash flows provided by (used in) investing activities	1,038	(310)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	9,885	—
Dividends paid	(228)	(229)
Repurchase of Class A common stock	—	(188)
Other financing items, net	(134)	(85)
Net cash flows provided by (used in) financing activities	9,523	(502)
Effect of currency exchange rate changes on cash and cash equivalents	(12)	16
(Decrease) increase in cash and cash equivalents	11,049	(87)
Cash and cash equivalents, beginning of period	3,715	3,364
Cash and cash equivalents, end of period	$14,764	$3,277
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$188	$207
Interest paid	$56	$50

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Friday, April 24, 2026, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target," "goal" or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2025 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). The documents are available through the Company's website at: https://investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
•Economic and political conditions - the impact of worldwide economic conditions; the impact of inflation and interest rates; the impact of tariffs, including the potential for significant increases in tariffs and changes in global trade policy that could affect supply chain costs, pricing, and customer demand; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
•Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.
•Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries ("OPEC") policy and the adherence by OPEC nations to their OPEC production quotas.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2026 Results
•Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; and the recent conflict in the Middle East and the associated impact to the Strait of Hormuz; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

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For more information, please contact:

Investor Relations

Chase Mulvehill
+1 346-297-2561
investor.relations@bakerhughes.com

Media Relations

Adrienne M. Lynch
+1 713-906-8407
adrienne.lynch@bakerhughes.com